                                    EXHIBIT 2

                          [CROWN NORTHCORP LETTERHEAD]


             VIA TELECOPY

             January 9, 1997

             National City Corporation
             c/o Michael C. Rechin
             One National City Center, Suite 200-E
             Indianapolis, Indiana 46255

                       Re: Merchants Mortgage Corporation

             Dear Mr. Rechin:

             Following up on our recent communications with National City Corporation ("NCC"), this letter shall constitute an amendment to the Stock Purchase Agreement dated as of December 31, 1996 by and among Crown NorthCorp, Inc. ("Crown"), CNC/DUS Newco, Inc. ("Newco") and National City Corporation ("NCC") (the "Agreement"). All capitalized terms not defined herein have the meanings ascribed to them in the Agreement.

             Crown and Newco, on the one hand, and NCC, on the other, hereby agree as follows:

                          1. With respect only to the Beverly Hill loan
             appearing on Schedule 2.03 of the Agreement, the period set forth in the first sentence of Section 2.06 of the Agreement shall be the sixtieth day following the Closing Date rather than the forty-fifth date. The parties agree that no adjustment under Section 2.06 for any loans in the Loan Servicing Portfolio shall be made if Crown And Newco retain the rights to the servicing income as a result of a refinancing of such loans.

                          2. Without limiting the generality of Sections 4.02(c)
             and (d) of the Agreement, the parties understand and agree that Crown will receive by wire transfer tomorrow the "Ending Balances" as set forth on Attachment No. 1.

                          3. If Crown redeems the Series B Preferred Stock in
             full on or before August 15, 1997, then Crown shall be entitled to deduct from the Redemption Price the sum of $110,935 in full and final settlement of Crown's redemption obligation for the Series B Preferred Stock.

                          4. Without limiting the generality of Section 6.09 of
             the Agreement, the parties understand and agree that NCC will utilize its reasonable efforts to assist Crown in performing the loan servicing tasks and responsibilities set forth on Attachment No. 2, provided however,

                                  [CROWN LOGO]






                                CROWN NORTHCORP

          National City Corporation
          January 9, 1997
          Page 2

          that the parties agree and understand that Attachment No. 2 shall not be considered part of the Agreement and that Attachment No. 2 shall only serve as an illustration of Crown's loan servicing tasks.

                   5. Except as expressly modified by this amendment, each and every provision of the Agreement is and remains in full force and effect.

          If the foregoing is an accurate reflection of our understanding, please so indicate by signing and dating the acknowledgment below and returning it to the undersigned.

          Very truly yours,

          /s/Ronald E. Roark
          ------------------
          Ronald E. Roark
          Chairman and Chief
            Executive Officer

          Attachments

          ACKNOWLEDGED AND ACCEPTED:

          National City Corporation

          By: /s/J.Christopher Graffeo
          ----------------------------
               Name: J.Christopher Graffeo
               Title: President & CEO
               January 9, 1997



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                                Attachment No. 1

                         Merchants Mortgage Corporation
                                 Detail of Cash



  Balances at January 8, 1997
           Account 00501786360      $ 13,179,869.84
           Account 00004014885         1,056,746.00
                                     --------------

                                      14,236,615.84


  Adjustment of Cash to Buyer            110,935.00

  Balance per Balance Sheet           14,347,550.84
  Purchase Price                     (11,048,898.00)
  Cash Collateral                     (2,000,000.00)
                                     --------------

  Ending Balances                    $ 1,298,652.84
                                     ==============